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                                                                     Exhibit 11

                      DI INDUSTRIES, INC. AND SUBSIDIARIES

            COMPUTATION OF NET INCOME (LOSS) PER COMMON STOCK SHARE
                    (in thousands except per share amounts)
                                  (Unaudited)



                                                          Three Months Ended            Six Months Ended
                                                               June 30,                     June 30,
                                                     ---------------------------    --------------------------
                                                         1997           1996           1997            1996
                                                     -------------   -----------    -----------    -----------
Income (loss) per share:

Net income (loss)                                    $     1,040     $       524    $     3,354    $      (967)

Less:    Series A preferred stock
             redemption premium                             (218)              -           (240)             -
         Series B preferred stock subscription
             dividend requirement                              -            (150)             -           (300)
                                                     -----------     -----------    -----------    -----------

Net income (loss) applicable to common stock         $       822     $       374    $     3,114    $    (1,267)
                                                     ===========     ===========    ===========    ===========

Income (loss) per common share                       $       .01     $       .01    $       .02    $      (.03)
                                                     ===========     ===========    ===========    ===========

Weighted average shares of common stock
     outstanding for per share computation               138,152          38,694        135,756         38,682
                                                     ===========     ===========    ===========    ===========



Note: Reference is made to Note 2 to Consolidated Financial Statements regarding computation of per common stock share amounts.

(a) Stock options are not included since inclusion would be either antidilutive or not significant for all the periods presented.